EXHIBIT 99.1

Qumu Announces Fourth Quarter and Year-End 2018 Results

Company delivers two quarters of positive adjusted EBITDA, and meets all 2018 guidance for Bookings Growth, Revenue, Gross Margin and Adjusted EBITDA

Conference Call Wednesday, March 6, 2019 at 10:00 a.m. ET

Minneapolis, MN – March 5, 2019 – Qumu Corporation (NASDAQ: QUMU) today reported financial results for the fourth quarter and year ended December 31, 2018. The Company reported fourth quarter revenue of $6.9 million, positive basic earnings per share, net income of $48,000 and adjusted EBITDA, a non-GAAP measure, of $130,000, ending the year with cash of $8.6 million.

"Qumu delivered on our financial guidance for 2018, marking two consecutive years of positive annual contract value growth, as well as two quarters of positive adjusted EBITDA," said Vern Hanzlik, Qumu’s President and CEO. "As we continue to transition the company to a recurring revenue model, we are positioned for growth with a strong cash position and sales pipeline, a growing partner channel, and a leadership position with all major analysts who cover our industry. These factors, along with the announcement of our intelligent platform, give us a high degree of confidence in the business as we enter 2019."

Fourth quarter 2018 revenue was $6.9 million, compared to $7.2 million in the fourth quarter 2017, and net income for the fourth quarter 2018 was $48,000, or $0.01 per basic share, compared to a net loss of $(3.2) million, or $(0.35) per basic share, in the fourth quarter 2017. Adjusted EBITDA, a non-GAAP measure, was $130,000 for the fourth quarter 2018, compared to $(805,000) for the fourth quarter 2017.

For the year ended December 31, 2018, revenue was $25.0 million, compared to $28.2 million last year, and net loss was $(3.6) million, or a loss of $(0.38) per basic share, compared to $(11.7) million, or a loss of $(1.25) per basic share, for 2017. For the year ended December 31, 2018, adjusted EBITDA was $(3.5) million, compared to adjusted EBITDA of $(4.6) million for 2017. The 2018 net loss included a $6.6 million gain on the third quarter 2018 sale of the Company's investment in BriefCam, Ltd. and reflected improved operating efficiencies. The year-over-year revenue comparisons were favorably impacted by approximately $778,000 and $201,000 for the three months and year ended December 31, 2018, respectively, due to the adoption of the new revenue recognition standard (ASC Topic 606).

Other Financial Highlights

•	Cash and cash equivalents totaled $8.6 million as of December 31, 2018, compared to $7.7 million as of December 31, 2017 and $8.5 million as of September 30, 2018.

•
Operating expenses decreased $719,000 and $3.3 million during the three months and year ended December 31, 2018, respectively, compared to the corresponding 2017 periods, reflecting the impact of the Company's improved operating efficiencies.

•
Software license and appliance revenue was $1.5 million and $2.0 million for the three months ended December 31, 2018 and 2017, respectively, and $5.8 million and $6.0 million for the years ended December 31, 2018 and 2017, respectively.

•
Subscription, maintenance and support revenue was $4.9 million and $4.3 million for the three months ended December 31, 2018 and 2017, respectively, and $17.1 million and $19.4 million for the years ended December 31, 2018 and 2017, respectively. The year-over-year revenue comparisons were favorably impacted by $528,000 for the three months ended December 31, 2018 and negatively impacted by $212,000 for the year ended December 31, 2018 due to the adoption of the new revenue recognition standard (ASC Topic 606). Additionally, the loss of a large customer which was previously announced as lost in the fourth quarter 2017, negatively impacted the year-over-year revenue comparisons by $2.4 million for the year ended December 31, 2018.

•
Gross margin for the fourth quarter 2018 was 73.1%, compared to 65.7% for the fourth quarter 2017. Gross margin for the year ended December 31, 2018 was 66.0%, compared to 63.6% for the year ended December 31, 2017.

Business Outlook
The Company is issuing the following financial guidance for 2019:

•	Annual contract value bookings growth is expected to be 20% to 25% in 2019 compared to 2018.

•	Revenue for 2019 is expected to be approximately $27 million. Gross margin percentage is expected to be in the high 60s to low 70s.

•
Net loss for 2019 is expected to be approximately $(5.1) million. Adjusted EBITDA for 2019 is expected to be approximately $(1.5) million. Forecasted adjusted EBITDA for 2019 excludes forecasted interest expense of approximately $1.0 million, income tax benefit of approximately $(0.2) million, depreciation expense of approximately $0.3 million, amortization of acquired intangible assets of approximately $1.2 million, stock-based compensation of approximately $0.9 million, and increase in warrant liability of approximately $0.4 million.

Conference Call
The Company has scheduled a conference call and webcast to review its fourth quarter and full year 2018 results tomorrow, March 6, 2019 at 10:00 a.m. Eastern Time. The dial-in number for the conference call is 877-456-6914 for domestic participants and 929-387-3794 for international participants. Investors can also access a webcast of the live conference call by linking through the Investor Relations section of the Qumu website, https://qumu.com/en/investor-relations/. Webcasts will be archived on Qumu’s website.

Non-GAAP Information
To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company uses adjusted EBITDA, a non-GAAP measure, which excludes certain items from net income (loss), a GAAP measure. Adjusted EBITDA excludes items related to interest income and expense, the impact of income-based taxes, depreciation and amortization, stock-based compensation, change in fair value of warrant liabilities, foreign currency gains and losses, the gain on the sale of the Company's BriefCam investment, the loss on extinguishment of debt and other non-operating income and expenses.

The Company uses both GAAP and non-GAAP measures when planning, monitoring, and evaluating the Company’s performance. The Company believes that adjusted EBITDA is useful to investors because it provides supplemental information that allows investors to review the Company's results of operations from the same perspective as management and the Company's board of directors. Non-GAAP results are presented for supplemental informational purposes only for understanding our operating results. The non-GAAP results should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

See the attached Supplemental Financial Information for a reconciliation of net income (loss), a GAAP measure, to adjusted EBITDA, a non-GAAP measure, for the three months and year ended December 31, 2018 and 2017.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s future revenue and operating performance, cash balances, future product mix or the timing of recognition of revenue and the demand for the Company’s products or software. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

About Qumu
Qumu (Nasdaq: QUMU) is the leading provider of best-in-class tools to create, manage, secure, distribute and measure the success of live and on-demand video for the enterprise. Backed by the most trusted and experienced team in the industry, the Qumu platform enables global organizations to drive employee engagement, increase access to video, and modernize the workplace by providing a more efficient and effective way to share knowledge.

Investor Contact:
Dave Ristow
Chief Financial Officer
Qumu Corporation
Dave.Ristow@qumu.com
+1.612.638.9045

QUMU CORPORATION
Condensed Consolidated Statements of Operations
(unaudited - in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Software licenses and appliances	$1,511	$2,011	$5,814	$5,982
Service	5,392	5,218	19,199	22,185
Total revenues	6,903	7,229	25,013	28,167
Cost of revenues:
Software licenses and appliances	634	629	2,277	2,407
Service	1,226	1,852	6,216	7,855
Total cost of revenues	1,860	2,481	8,493	10,262
Gross profit	5,043	4,748	16,520	17,905
Operating expenses:
Research and development	1,854	1,603	7,013	7,279
Sales and marketing	2,006	2,542	8,394	10,026
General and administrative	1,586	2,015	7,122	8,567
Amortization of purchased intangibles	224	229	904	904
Total operating expenses	5,670	6,389	23,433	26,776
Operating loss	(627)	(1,641)	(6,913)	(8,871)
Other income (expense):
Gain on sale of BriefCam, Ltd.	100	—	6,602	—
Loss on extinguishment of debt	—	—	(1,189)	—
Interest expense, net	(193)	(1,858)	(1,809)	(2,852)
Decrease in value of warrant liability	660	126	368	74
Other, net	103	(88)	(378)	(433)
Total other income (expense), net	670	(1,820)	3,594	(3,211)
Income (loss) before income taxes	43	(3,461)	(3,319)	(12,082)
Income tax expense (benefit)	(5)	(219)	298	(358)
Net income (loss)	$48	$(3,242)	$(3,617)	$(11,724)

Net income (loss) per share – basic:
Net income (loss) per share – basic	$0.01	$(0.35)	$(0.38)	$(1.25)
Weighted average shares outstanding – basic	9,581	9,381	9,499	9,347
Net loss per share – diluted:
Loss attributable to common shareholders	$(509)	$(3,242)	$(3,778)	$(11,724)
Net loss per share – diluted	$(0.05)	$(0.35)	$(0.39)	$(1.25)
Weighted average shares outstanding – diluted	9,883	9,381	9,606	9,347

QUMU CORPORATION
Condensed Consolidated Balance Sheets
(unaudited - in thousands)

Assets	December 31, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$8,636	$7,690
Receivables, net	6,278	5,529
Contract assets	485	—
Income taxes receivable	327	156
Prepaid expenses and other current assets	2,192	1,830
Total current assets	17,918	15,205
Property and equipment, net	545	911
Intangible assets, net	4,247	6,295
Goodwill	6,971	7,390
Deferred income taxes, non-current	55	77
Other assets, non-current	544	4,398
Total assets	$30,280	$34,276
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$2,838	$3,878
Accrued compensation	1,548	1,824
Deferred revenue	9,672	8,923
Deferred rent	45	181
Financing obligations	152	1,047
Warrant liability	2,798	819
Total current liabilities	17,053	16,672
Long-term liabilities:
Deferred revenue, non-current	1,672	141
Income taxes payable, non-current	563	3
Deferred tax liability, non-current	2	153
Deferred rent, non-current	302	507
Term loan and other financing obligations, non-current	3,488	7,608
Other liabilities, non-current	195	—
Total long-term liabilities	6,222	8,412
Total liabilities	23,275	25,084
Stockholders’ equity:
Common stock	96	94
Additional paid-in capital	69,072	68,035
Accumulated deficit	(58,875)	(56,197)
Accumulated other comprehensive loss	(3,288)	(2,740)
Total stockholders’ equity	7,005	9,192
Total liabilities and stockholders’ equity	$30,280	$34,276

QUMU CORPORATION
Condensed Consolidated Statements of Cash Flows
(unaudited - in thousands)

	Year Ended December 31,
	2018	2017
Operating activities:
Net loss	$(3,617)	$(11,724)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,366	3,045
Stock-based compensation	1,082	1,190
Accretion of debt discount and issuance costs	1,321	2,013
Gain on sale of BriefCam, Ltd.	(6,602)	—
Loss on debt extinguishment	1,189	—
Loss on lease contract termination	177	72
Decrease in value of warrant liability	(368)	(74)
Deferred income taxes	(131)	(166)
Changes in operating assets and liabilities:
Receivables	(786)	2,101
Contract assets	65	—
Income taxes receivable / payable	375	167
Prepaid expenses and other assets	449	1,166
Accounts payable and other accrued liabilities	(1,196)	1,656
Accrued compensation	(263)	(574)
Deferred revenue	3,092	(573)
Deferred rent	(144)	(311)
Other non-current liabilities	148	—
Net cash used in operating activities	(2,843)	(2,012)
Investing activities:
Proceeds from sale of BriefCam, Ltd.	9,778	—
Purchases of property and equipment	(127)	(24)
Net cash provided by (used in) investing activities	9,651	(24)
Financing activities:
Proceeds from term loan and warrant issuance	10,000	—
Principal payments on term loans	(14,000)	—
Payments for term loan issuance costs	(1,308)	(225)
Principal payments on financing obligations	(402)	(505)
Common stock repurchases to settle employee withholding liability	(33)	(17)
Net cash used in financing activities	(5,743)	(747)
Effect of exchange rate changes on cash	(119)	109
Net increase (decrease) in cash and cash equivalents	946	(2,674)
Cash and cash equivalents, beginning of year	7,690	10,364
Cash and cash equivalents, end of year	$8,636	$7,690

QUMU CORPORATION
Supplemental Financial Information
(unaudited - in thousands)

A summary of revenue is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Software licenses and appliances	$1,511	$2,011	$5,814	$5,982
Service
Subscription, maintenance and support	4,881	4,313	17,132	19,374
Professional services and other	511	905	2,067	2,811
Total service	5,392	5,218	19,199	22,185
Total revenue	$6,903	$7,229	$25,013	$28,167

A reconciliation from GAAP results to adjusted EBITDA is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income (loss)	$48	$(3,242)	$(3,617)	$(11,724)
Interest expense, net	193	1,858	1,809	2,852
Income tax expense (benefit)	(5)	(219)	298	(358)
Depreciation and amortization expense:
Depreciation and amortization in cost of revenues	—	4	7	29
Depreciation and amortization in operating expenses	73	199	431	915
Total depreciation and amortization expense	73	203	438	944
Amortization of intangibles included in cost of revenues	145	304	1,024	1,197
Amortization of intangibles included in operating expenses	224	229	904	904
Total amortization of intangibles expense	369	533	1,928	2,101
Total depreciation and amortization expense	442	736	2,366	3,045
EBITDA	678	(867)	856	(6,185)
Gain on sale of BriefCam, Ltd.	(100)	—	(6,602)	—
Loss on extinguishment of debt	—	—	1,189	—
Decrease in fair value of warrant liability	(660)	(126)	(368)	(74)
Other expense, net	(103)	88	378	433
Stock-based compensation expense:
Stock-based compensation included in cost of revenues	8	10	34	39
Stock-based compensation included in operating expenses	307	90	1,048	1,151
Total stock-based compensation expense	315	100	1,082	1,190
Adjusted EBITDA	$130	$(805)	$(3,465)	$(4,636)